UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: August 22, 2016

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01    Entry into a Material Definitive Agreement.

(a)    Note Exchange Agreement

On August 22, 2016, the Company and Sillerman Investment Company III, LLC (“SIC III”), Sillerman Investment Company IV, LLC (“SIC IV”), and Sillerman Investment Company VI, LLC (“SIC VI”), each an affiliate of Robert F.X. Sillerman, the Company’s Executive Chairman and Chief Executive Officer, entered into an Note Exchange Agreement pursuant to which $30,174,969, which represents all of the outstanding principal and accrued interest of certain notes held by SIC III, SIC IV, and SIC VI (the “Sillerman Notes”) other than $900,000 of debt held by SIC IV pursuant to that certain Line of Credit Grid Promissory Note dated as of June 11, 2015 (the “SIC IV Note”), is to be exchanged for 30,175 shares of the Company’s Series C Preferred Stock. The exchange price (and therefore the number of shares set forth above) is $1,000 per share. The Note Exchange Agreement provides for the newly issued shares to be held subject to the obligations to convert the shares into common stock on the terms and on the conditions set forth in the Exchange Agreement described in the Company’s Form 8-K filed on July 13, 2016, and subject to the additional obligations set forth in the Subordination Agreement and the Lockup Agreements also described therein. The $900,000 of debt that remains outstanding under the SIC IV Note will also remain subject to the Exchange Agreement. A description of the Exchange Agreement, the Subordination Agreement and the Lockup Agreement is contained in such Form 8-K and is not complete and is subject to and qualified in its entirety by reference thereto, a copy of which is attached thereto as Exhibits 10.12, 10.4, and 10.11, respectively, to such Form 8-K. The foregoing transaction was intended to improve the Company’s balance sheet pursuant to the Company’s plan to remain listed on the NASDAQ Market System as further described in Item 3.01 hereof

The shares of the Company’s Series C Preferred Stock issued to each of SIC III, SIC IV, and SIC VI were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the Note Exchange Agreement is not complete and is subject to and qualified in its entirety by reference to the Note Exchange Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Because Mr. Sillerman is a director, executive officer and greater than 10% stockholder of the Company, a majority of the Company’s independent directors approved the transaction.

16b-3 Approvals

The Board of Directors also unanimously approved for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, the transaction described in the foregoing section.

(b)    Amendment to Certificate of Designations of Series C Preferred Stock

On August 22, 2016, the Company filed an Amended and Restated Certificate of Designations of the Series C Convertible Preferred Stock of the Company (the "Amended Series C Certificate of Designations") with the Secretary of State of the State of Delaware. The Amended Series C Certificate of Designations provides that (a) the Series C Preferred Stock shall no longer be convertible into shares of the Company’s common stock; (b) the Holders of Series C Preferred Stock shall no longer be entitled to redeem their shares of Series C Preferred Stock if there should be a change of control of the Company; and (c) the Company shall no longer be required to redeem all outstanding shares of Series C Preferred Stock following the fifth anniversary of the initial issuance date. The Company retains the right to redeem the shares at its option from time to time. If the Company elects to redeem the shares, it must pay the stated value of the shares plus all accrued and unpaid dividends, plus a premium of 6% of the stated value of the shares, except that no premium is due if the Company redeems the shares using up to 33% of the proceeds of a qualified public offering. A qualified public offering includes a public offering in which the Company raises at least $10 million at a per share price of at least $5.00 per share.

The Company received the consent of the holders of a majority of the shares of Series C Convertible Preferred Stock to amend the Series C Certificate of Designation.

The foregoing description of the Amended Series C Certificate of Designations is not complete and is qualified in its entirety by reference to the full text of the Amended Series C Certificate of Designation, a copy of which is filed herewith as Exhibit 3.1, and incorporated herein by reference.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed on a Current Report on Form 8-K dated April 14, 2016, the Company attended a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) to appeal a written notice received by the Company on November 18, 2015 from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that the Staff has determined that the Company violated the minimum stockholders’ equity requirements of Listing Rule 5550(b), at which hearing the Panel granted the Company an extension through August 22, 2016 to evidence compliance with the $2.5 million stockholders’ equity requirement and all other applicable requirements for continued listing on The Nasdaq Capital Market.

As a result of the transactions described in Item 1.01 above, the Company believes its stockholders’ equity is now at least $2.5 million and the Company now complies with the minimum stockholders’ equity requirements of Listing Rule 5550(b).

Item 9.01    Financial Statements and Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.    Description

3.1    Amended and Restated Certificate of Designations of the Series C Preferred Stock of Function(x) Inc.

10.1    Note Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: August 22, 2016	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President